Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Results

Whippany, New Jersey, May 4, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its second quarter ended March 25, 2023.

Net income for the second quarter of fiscal 2023 was $104.5 million, or $1.63 per Common Unit, compared to $175.1 million, or $2.77 per Common Unit, in the fiscal 2022 second quarter. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) was $149.0 million for the second quarter of fiscal 2023, compared to $172.5 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The fiscal 2023 second quarter was dominated by near record warm temperatures throughout much of the quarter, particularly in the eastern half of the United States, which limited customer demand for heating purposes. Our west coast operations experienced colder than normal temperatures, coupled with historic levels of snowfall and precipitation in certain areas, which drove customer demand and helped offset some of the volume shortfall in the east. In a challenging environment, our operating personnel continue to do an outstanding job managing selling prices and the higher costs of operating the business, while staying focused on delivering exceptional service to the customers and communities we serve, and executing on our customer base growth and retention initiatives. A late burst of cooler temperatures at the end of March has created some momentum for customer demand into the early part of the fiscal third quarter.”

Mr. Stivala continued, “During the second quarter, we also expanded our renewable energy platform with the acquisition of renewable natural gas (“RNG”) producing assets in Stanfield, Arizona and Columbus, Ohio for $190.0 million. These assets, when combined with the previously announced RNG facility to be constructed at Adirondack Farms in upstate New York, creates a platform that is expected to produce a run rate capacity of approximately 850,000 MMBtus per year, once expansion and upgrade plans are completed over the next twelve to eighteen months. As society transitions to renewable energy solutions and low carbon alternatives across many sectors of the economy, we remain focused on leveraging our 95-year legacy as trusted, local distributors of energy to position Suburban Propane for long-term growth and sustainability. To accomplish this goal, we will continue to foster the growth of our core propane business, while making strategic investments in the energy transition as we enhance the growth of our newly created subsidiary, Suburban Renewable Energy.”

Retail propane gallons sold in the second quarter of fiscal 2023 of 144.1 million gallons decreased 9.4% compared to the prior year, primarily due to near record warm temperatures during the months of January and February, which are the two most critical months for heat-related demand within the second quarter. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during the second quarter of fiscal 2023 were 12% warmer than normal and 5% warmer than the prior year second quarter. For the months of January and February, average temperatures were 16% warmer than normal and 11% warmer than the same period last year.

Average propane prices (basis Mont Belvieu, Texas) for the second quarter of fiscal 2023 decreased 37.4% compared to the prior year, and increased 2.2% compared to the prior sequential quarter. Total gross margin for the second quarter of fiscal 2023 was $294.9 million, compared to $349.1 million in the prior year. Gross margin for the second quarter of fiscal 2023 included a $4.5 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $33.0 million unrealized gain in the prior year. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the unrealized mark-to-market adjustments, total gross margin for the second quarter of fiscal 2023 decreased $16.7 million, or 5.3%, compared to the prior year, primarily due to lower volumes sold, offset to an extent by higher unit margins. Excluding the impact of the unrealized mark-to-market adjustments, propane unit margins for the second quarter of fiscal 2023 increased $0.04, or 2.3%, per gallon compared to the prior year.

Combined operating and general and administrative expenses of $153.1 million for the second quarter of fiscal 2023 increased $10.1 million, or 7.1%, compared to the prior year, primarily due to higher payroll and benefit-related expenses, higher vehicle fuel costs, other inflationary effects on the Partnership’s operations, and costs associated with the acquisition and operations of the new RNG assets. Acquisition-related costs of $3.4 million during the second quarter of fiscal 2023 were reported within general and administrative expenses, and were excluded from Adjusted EBITDA.

On December 28, 2022, the Partnership’s wholly owned subsidiary, Suburban Renewable Energy, acquired a platform of RNG producing assets from Equilibrium Capital Group (“Equilibrium”), a leading sustainability-driven asset management firm. The purchase price of $190.0 million for two operating facilities, along with transaction fees and expenses, was funded with borrowings of approximately $113.7 million under the revolving credit facility, and the assumption of $80.6 million of outstanding green bonds, as well as potential contingent consideration primarily based upon the future economic performance of the acquired RNG assets. The RNG platform includes the following: (1) a large-scale RNG production facility in Stanfield, Arizona that is currently operating and includes seven anaerobic digesters, manure rights from approximately 55,000 dairy cattle and an interconnect with an interstate pipeline; (2) an operating facility in Columbus, Ohio that receives tipping fees from several large food and beverage providers for processing food waste into fertilizer and biogas, and has an active development project to upgrade the biogas into pipeline-quality RNG; (3) rights of first offer for a third RNG facility in the Midwest that is currently being developed by Equilibrium; and (4) the creation of a joint venture to invest in and develop approximately $155.0 million of future RNG projects, of which Suburban Renewable Energy will own approximately 70% and Equilibrium will own approximately 30% once such projects are fully funded.

During the second quarter of fiscal 2023, the Partnership utilized cash flows from operating activities and borrowings under the revolving credit facility to purchase the RNG assets described above and make additional investments in Oberon Fuels, in support of the Partnership’s long-term strategic goal of building out a renewable energy platform. As a result of the increase in borrowings and the impact of warm weather on earnings during the second quarter, the Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for the trailing twelve-month period ending March 25, 2023 increased to 4.43x.

As previously announced on April 20, 2023, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended March 25, 2023. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution is payable on May 9, 2023 to Common Unitholders of record as of May 2, 2023.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares– highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

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The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
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Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•
The impact of the COVID-19 pandemic and the corresponding government response, including the impact across the Partnership’s businesses on demand and operations, as well as on the operations of the Partnership’s suppliers, customers and other business partners, and the effectiveness of the Partnership’s actions taken in response to these risks;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters such as pandemics, including the COVID-19 pandemic;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
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The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
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The ability of the Partnership to retain customers or acquire new customers;
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The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
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The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;
•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and any pricing volatility in the open markets where environmental attributes are traded:
•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas and electricity and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
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The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
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The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
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The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and,
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2022 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 25, 2023 and March 26, 2022

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Revenues
Propane	$457,140	$516,821	$799,493	$847,938
Fuel oil and refined fuels	38,126	43,501	68,267	64,467
Natural gas and electricity	11,856	14,395	20,546	23,618
All other	19,379	13,378	35,665	27,479
	526,501	588,095	923,971	963,502

Costs and expenses
Cost of products sold	231,608	239,031	414,261	435,369
Operating	127,450	119,418	243,161	225,148
General and administrative	25,700	23,623	48,712	43,421
Depreciation and amortization	16,064	14,062	29,843	30,347
	400,822	396,134	735,977	734,285

Operating income	125,679	191,961	187,994	229,217
Interest expense, net	19,871	15,254	35,865	30,553
Other, net	1,106	1,234	2,081	2,364

Income before provision for (benefit from) income taxes	104,702	175,473	150,048	196,300
Provision for (benefit from) income taxes	225	371	177	(100)

Net income	$104,477	$175,102	$149,871	$196,400

Net income per Common Unit - basic	$1.63	$2.77	$2.35	$3.11
Weighted average number of Common Units outstanding - basic	63,922	63,268	63,780	63,150

Net income per Common Unit - diluted	$1.62	$2.74	$2.34	$3.09
Weighted average number of Common Units outstanding - diluted	64,368	63,796	64,179	63,612

Supplemental Information:
EBITDA (a)	$140,637	$204,789	$215,756	$257,200
Adjusted EBITDA (a)	$148,957	$172,520	$238,999	$259,046
Retail gallons sold:
Propane	144,149	159,179	252,913	264,444
Refined fuels	7,742	10,715	13,305	16,849
Capital expenditures:
Maintenance	$5,974	$5,388	$11,695	$9,758
Growth	$7,278	$6,258	$12,337	$12,561

(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

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EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 25, 2023	March 26, 2022	March 25, 2023	March 26, 2022
Net income	$104,477	$175,102	$149,871	$196,400
Add:
Provision for (benefit from) income taxes	225	371	177	(100)
Interest expense, net	19,871	15,254	35,865	30,553
Depreciation and amortization	16,064	14,062	29,843	30,347
EBITDA	140,637	204,789	215,756	257,200
Unrealized non-cash losses (gains) on changes in fair value of derivatives	4,501	(32,984)	18,207	521
Equity in earnings of unconsolidated affiliates	413	715	695	1,325
Acquisition-related costs	3,406	—	4,341	—
Adjusted EBITDA	$148,957	$172,520	$238,999	$259,046

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.